Exhibit H

                                                                       Form of

                 AMENDMENT OF SHAREHOLDER SERVICES AGREEMENT


     This Amendment to the Shareholder Services Agreement (the "Agreement") by and between American Funds Service Company (hereinafter "AFS") and ______________________ (hereinafter called the "Fund") is dated as of the first day of July, 2001.

     WHEREAS, AFS and the Fund entered into the Agreement with regard to certain shareholder services to be performed by AFS; and

     WHEREAS, AFS and the Fund desire to amend said Agreement in the manner hereinafter set forth;

     NOW THEREFORE, pursuant to Section 9 of the Agreement, AFS and the Fund hereby amend the Agreement as follows:

          1.   Section 6 is amended to read as follows:

          AFS will provide to the participating investment companies the shareholder services referred to herein in return for the following fees:

            Annual account maintenance fee (paid monthly):

               $0.44 per month for each open account on AFS' books or in Level 0, 2 or 4 Networking ($5.28 per year).

               $0.06 per month for each open account maintained in Street Name or Level 1 or 3 Networking ($0.72 per year).

               No annual fee will be charged for a participant account underlying a 401(k) or other defined contribution plan where the plan maintains a single account on AFS' books and responds to all participant inquiries.

            Transaction fees:
            $2.57 per non-automated transaction
            $0.20 per automated transaction

     For this purpose, "transactions" shall include all types of transactions included in an "activity index" as reported to the Review and Advisory Committee at least annually. AFS will bill the Fund monthly, on or shortly after the first of each calendar month, and the Fund will pay AFS within five business days of such billing.

     Any revision of the schedule of charges set forth herein shall require the affirmative vote of a majority of the members of the board of directors/trustees of the Fund.


     IN WITNESS THEREOF, AFS and the Fund have caused this Amendment to be executed by their duly authorized officers effective as of the date first written above.


[name of Fund]                      AMERICAN FUNDS
                                    SERVICE COMPANY


BY:                                      BY:
   ---------------------------------   ---------------------------------------
Name:                                     Name: Angela M. Mitchell
      -----------------------------     -----------------------------
Title:Secretary                           Title:    Secretary
      ----------------------------      -----------------------------
Date:    February 1, 2002           Date:    February 1, 2002
     -----------------------------     ---------------------------------

                                                                     EXHIBIT H

                                                                       FORM OF


            AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT

            WHEREAS, [name of fund] (the "Fund"), is a [state] [corporation/business trust] registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end diversified investment company that offers Class C shares; Class F shares; Class R-1 shares, Class R-2 shares, Class R-3 shares, Class R-4 shares and Class R-5 shares (collectively, the "Class R shares"); and Class 529-A shares, Class 529-B shares, Class 529-C shares, Class 529-E shares, and Class 529-F shares (collectively, the "Class 529 shares"); and

            WHEREAS, Capital Research and Management Company (the "Investment Adviser"), is a Delaware corporation registered under the Investment Advisers Act of 1940, as amended, and is engaged in the business of providing investment advisory and related services to the Fund and to other investment companies; and

            WHEREAS, the Fund wishes to have the Investment Adviser arrange for and coordinate and monitor the provision of transfer agent and shareholder services ("transfer agent services") and certain other administrative services (other than those provided pursuant to any other agreement with the Fund), including but not limited to recordkeeping, transactional services, tax information returns and reports, fund communication and shareholder communication (collectively "administrative services") for the Fund's Class C shares, Class F shares, Class R shares and Class 529 shares; and

            WHEREAS, the Investment Adviser is willing to perform or to cause to be performed such transfer agent services and administrative services for the Fund's Class C shares, Class F shares, Class R shares and Class 529 shares on the terms and conditions set forth herein; and

            WHEREAS, the Fund and the Investment Adviser wish to enter into an Administrative Services Agreement ("Agreement") whereby the Investment Adviser would perform or cause to be performed such transfer agent services and administrative services for the Fund's Class C shares, Class F shares, Class R shares and Class 529 shares;

            NOW, THEREFORE, the parties agree as follows:

     1. Services. During the term of this Agreement, the Investment Adviser shall perform or cause to be performed the transfer agent services and administrative services set forth in Exhibit A hereto, as such exhibit may be amended from time to time by mutual consent of the parties. The Fund and Investment Adviser acknowledge that the Investment Adviser will contract with third parties, including American Funds Service Company ("AFS"), to perform such transfer agent services and administrative services. In selecting third parties to perform transfer agent and administrative services, the Investment Adviser shall select only those third parties that the Investment Adviser reasonably believes have adequate facilities and personnel to diligently perform such services. The Investment Adviser shall monitor, coordinate and oversee the activities of the third parties with which it or AFS contracts to ensure shareholders receive high-quality service. In doing so the Investment Adviser shall establish procedures to monitor the activities of such third parties. These procedures may, but need not, include monitoring: (i) telephone queue wait times; (ii) telephone abandon rates; (iii) website and voice response unit downtimes; (iv) downtime of the third party's shareholder account recordkeeping system; (v) the accuracy and timeliness of financial and non-financial transactions; (vi) to ensure compliance with the Fund prospectus; and (vii) with respect to Class 529 shares, compliance with the CollegeAmerica program description.

     2. Fees.

          (a) Transfer Agent Fees. In consideration of transfer agent services performed or caused to be performed by the Investment Adviser for the Fund's Class C shares, Class F shares and Class R shares, the Fund shall pay the Investment Adviser transfer agent fees according to the fee schedule contained in the Shareholder Services Agreement between the Fund and AFS (a copy of which is attached hereto). No Transfer Agent Fees shall be paid in respect of accounts that are held in other than street name or a networked environment. No fees shall be paid under this paragraph 2(a) for services provided by third parties other than AFS. All fund-specific charges from third parties--including DST charges, postage, NSCC transaction charges and similar out-of-pocket expenses--will be passed through directly to the Fund. Transfer agent fees shall be paid within 30 days after receipt of an invoice for transfer agent services performed the preceding month.

          (b) Administrative Services Fees. In consideration of administrative services performed or caused to be performed by the Investment Adviser for the Fund's Class C shares, Class F shares, Class R shares and Class 529 shares, the Fund shall pay the Investment Adviser an administrative services fee ("administrative fee"). For the Fund's Class C shares, Class F shares, Class R-1 shares, Class R-2 shares, Class R-3 shares, Class R-4 shares and Class 529 shares, the administrative fee shall accrue daily and shall be calculated at the annual rate of 0.15% of the average net assets of those shares. For the Fund's Class R-5 shares, the administrative fee shall accrue daily and shall be calculated at the annual rate of 0.10% of the average net assets of the Class R5 shares. The administrative fee shall be paid within 30 days after receipt of an invoice for administrative services performed in the preceding month.

     3. Effective Date and Termination of Agreement. This Agreement shall become effective on February 15, 2002, and unless terminated sooner it shall continue in effect until [date]. It may thereafter be continued from year to year only with the approval of a majority of those Directors of the Fund who are not "interested persons" of the Fund (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of this Agreement or any agreement related to it (the "Independent Directors"). This Agreement may be terminated as to the Fund as a whole or any class of shares individually at any time by vote of a majority of the Independent Directors. The Investment Adviser may terminate this agreement upon sixty (60) days' prior written notice to the Fund.

     4. Amendment. This Agreement may not be amended to increase materially the fees payable under this Agreement unless such amendment is approved by the vote of a majority of the Independent Directors.

     5. Assignment. This Agreement shall not be assignable by either party hereto and in the event of assignment shall automatically terminate forthwith. The term "assignment" shall have the meaning set forth in the 1940 Act. Notwithstanding the foregoing, the Investment Adviser is specifically authorized to contract with third parties for the provision of transfer agent, shareholder services, and administrative services on behalf of the Fund.

     6. Issuance of Series of Shares. If the Fund shall at any time issue shares in more than one series, this Agreement may be adopted, amended, continued or renewed with respect to a series as provided herein, notwithstanding that such adoption, amendment, continuance or renewal has not been effected with respect to any one or more other series of the Fund.

     7. Choice of Law. This Agreement shall be construed under and shall be governed by the laws of the State of California, and the parties hereto agree that proper venue of any action with respect hereto shall be Los Angeles County, California.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate original by its officers thereunto duly authorized, as of February 1, 2002.


CAPITAL RESEARCH AND                      [NAME OF FUND]
MANAGEMENT COMPANY

By: _________________________            By: ______________________________
   James F. Rothenberg, President            [name] Chairman of the Board

By:                                     By: _____________________________
   Michael J. Downer, Vice President         [name] Secretary
   and Secretary

                                  EXHIBIT A
                                    to the
                      Administrative Services Agreement

Transfer Agent Services

      The Investment Adviser or any third party with whom it may contract, including American Funds Service Company (the Investment Adviser and any such third-party are collectively referred to as "Service Provider") shall act, as necessary, as stock transfer agent, dividend disbursing agent and redemption agent for the Fund's Class C shares, Class F shares, Class R shares and Class 529 shares, and shall provide such additional related services as the Fund's Class C shares, Class F shares, Class R shares and Class 529 shares may from time to time require, all of which services are sometimes referred to herein as "shareholder services."

Administrative Services

      1.    Record Maintenance

            The Service Provider shall maintain, and require any third parties with which it contracts to maintain with respect to each Fund shareholder holding the Fund's Class C shares, Class F shares, Class R shares and/or Class 529 shares in a Service Provider account ("Customers") the following records:

          a. Number of Shares;

          b. Date, price and amount of purchases and redemptions (including dividend reinvestments) and dates and amounts of dividends paid for at least the current year to date;

          c. Name and address of the Customer, including zip codes and social security numbers or taxpayer identification numbers;

          d. Records of distributions and dividend payments; and

          e. Any transfers of shares.

      2.    Shareholder Communications

            Service Provider shall:

          a. Provide to a shareholder mailing agent for the purpose of delivering certain Fund-related materials the names and addresses of all Customers. The Fund-related materials shall consist of updated prospectuses and any supplements and amendments thereto, annual and other periodic reports, proxy or information statements and other appropriate shareholder communications. In the alternative, the Service Provider may distribute the Fund-related materials to its Customers.

          b. Deliver current Fund prospectuses and statements of additional information and annual and other periodic reports upon Customer request, and, as applicable, with confirmation statements;

          c. Deliver statements to Customers on no less frequently than a quarterly basis showing, among other things, the number of Class C shares, Class F shares, Class R shares and/or Class 529 shares of the Fund owned by such Customer and the net asset value of the Class C shares, Class F shares, Class R shares and/or Class 529 shares of the Fund as of a recent date;

          d. Produce and deliver to Customers confirmation statements reflecting purchases and redemptions of Class C shares, Class F shares, Class R shares and/or Class 529 shares of the Fund;

          e. Respond to Customer inquiries regarding, among other things, share prices, account balances, dividend amounts and dividend payment dates;

          f. With respect to Class C and/or Class F shares of the Fund purchased by Customers after the effective date of this Agreement, provide average cost basis reporting to Customers to assist them in preparation of their income tax returns; and

          g. If the Service Provider accepts transactions in the Fund's Class C shares, Class F shares and Class R shares from any brokers or banks in an omnibus relationship, require each such broker or bank to provide such shareholder communications as set forth in 2(a) through 2(f) to its own Customers.

      3.    Transactional Services

            The Service Provider shall communicate to its Customers, as to Class C shares, Class F shares, Class R shares and Class 529 shares of the Fund, purchase, redemption and exchange orders reflecting the orders it receives from its Customers or from any brokers and banks for their Customers. The Service Provider shall also communicate to beneficial owners holding through it, and to any brokers or banks for beneficial owners holding through them, as to shares of Class C shares, Class F shares, Class R shares and Class 529 shares of the Fund, mergers, splits and other reorganization activities, and require any broker or bank to communicate such information to its Customers.

      4.    Tax Information Returns and Reports

            The Service Provider shall prepare and file, and require to be prepared and filed by any brokers or banks as to their Customers, with the appropriate governmental agencies, such information, returns and reports as are required to be so filed for reporting: (i) dividends and other distributions made; (ii) amounts withheld on dividends and other distributions and payments under applicable federal and state laws, rules and regulations; and (iii) gross proceeds of sales transactions as required.

      5.    Fund Communications

            The Service Provider shall, upon request by the Fund, on each business day, report the number of Class C shares, Class F shares, Class R shares and Class 529 shares on which the administrative fee is to be paid pursuant to this Agreement. The Service Provider shall also provide the Fund with a monthly invoice.

      6.    Monitoring of Service Providers

            The Investment Adviser shall coordinate and monitor the activities of the Service Providers with which it contracts to ensure that the shareholders of the Fund's Class C shares, Class F shares, Class R shares and Class 529 shares receive high-quality service. The Investment Adviser shall also ensure that Service Providers deliver to Customers account statements and all Fund-related materials, including prospectuses, shareholder reports, and proxies.

                                  ATTACHMENT
                                      TO
                      ADMINISTRATIVE SERVICES AGREEMENT
                 AMENDMENT OF SHAREHOLDER SERVICES AGREEMENT

     This Amendment to the Shareholder Services Agreement (the "Agreement") by and between American Funds Service Company (hereinafter "AFS") and [name of fund] (hereinafter called the "Fund") is dated as of the first day of July, 2001.

     WHEREAS, AFS and the Fund entered into the Agreement with regard to certain shareholder services to be performed by AFS; and

     WHEREAS, AFS and the Fund desire to amend said Agreement in the manner hereinafter set forth;

     NOW THEREFORE, pursuant to Section 9 of the Agreement, AFS and the Fund hereby amend the Agreement as follows:

            1.    Section 6 is amended to read as follows:

     AFS will provide to the participating investment companies the shareholder services referred to herein in return for the following fees:

            Annual account maintenance fee (paid monthly):

               $0.44 per month for each open account on AFS' books or in Level 0, 2 or 4 Networking ($5.28 per year).

               $0.06 per month for each open account maintained in Street Name or Level 1 or 3 Networking ($0.72 per year).

               No annual fee will be charged for a participant account underlying a 401(k) or other defined contribution plan where the plan maintains a single account on AFS' books and responds to all participant inquiries.

            Transaction fees:
            $2.57 per non-automated transaction
            $0.20 per automated transaction

            For this purpose, "transactions" shall include all types of transactions included in an "activity index" as reported to the Review and Advisory Committee at least annually. AFS will bill the Fund monthly, on or shortly after the first of each calendar month, and the Fund will pay AFS within five business days of such billing.

                              Attachment Page 1

            Any revision of the schedule of charges set forth herein shall require the affirmative vote of a majority of the members of the board of directors/trustees of the Fund.

            IN WITNESS THEREOF, AFS and the Fund have caused this Amendment to be executed by their duly authorized officers effective as of the date first written above.


[name of fund]                      AMERICAN FUNDS
                                 SERVICE COMPANY


BY: /s/ [name]                      BY: /s/ Angela M. Mitchell


Name:   [name]                              Name:   Angela M. Mitchell
Title:  Secretary                           Title:  Secretary
Date:   February 1, 2002                    Date:    February 1, 2002

                              Attachment Page 2